Exhibit (d)(16)

SUB-ADVISORY AGREEMENT

THIS AGREEMENT (the “Agreement”) made as of this ____day of ____, 2026 by and between Krane Funds Advisors, LLC, a Delaware limited liability company (the “Adviser”), and Mount Lucas Index Advisers LLC, a Delaware limited liability company (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of providing investment management services;

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with KFA MLM Index (the “Fund 1”), a Cayman Islands exempted limited company and a wholly-owned subsidiary of KraneShares Mount Lucas Managed Futures Index Strategy ETF (“KMLM”), a series of KraneShares Trust (the “Trust”), a Delaware statutory trust;

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with KraneShares MLM Commodity Long/Neutral Subsidiary, Ltd. (the “Fund 2”, and together with Fund 1, the “Funds”), a Cayman Islands exempted limited company and a wholly-owned subsidiary of KraneShares MLM Commodity Long/Neutral Index Strategy ETF (“the Fund 2 Parent ETF”, and together with KMLM, the “Parent ETFs”), a series of KraneShares Trust (the “Trust”), a Delaware statutory trust;

WHEREAS, the Sub-Adviser is a registered investment adviser under the Advisers Act, and engages in the business of providing investment management services;

WHEREAS, the Adviser, subject to the approval of the board of directors of each Fund (the “Board” or the “Directors”), desires to retain the Sub-Adviser to render investment advisory and other services to the Fund in the manner and on the terms hereinafter set forth; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and each Fund.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows with respect to each Fund:

1. Duties of the Sub-Adviser.

(a)	The Sub-Adviser shall be responsible for securing any regulatory approvals, quotas and/or licenses that may be necessary or appropriate for the Fund’s operations or investment strategies, as set forth in Parent ETF’s registration statement, and as otherwise may reasonably be requested by the Adviser.

(b)	In addition, subject to supervision and oversight of the Adviser and the Board, the Sub-Adviser shall manage all of the securities and other assets of the Fund (the “Assets”) of the portion of the Fund allocated by the Adviser to the Sub-Adviser, including the purchase, retention and disposition of the Assets, in accordance with the investment objectives, policies and restrictions as stated in Parent ETF’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), the standards applicable to Parent ETF to qualify as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”), and applicable law, regulations and interpretations and exemptions from the foregoing and subject to the following:

(i)	The Sub-Adviser shall determine from time to time what Assets will be purchased, retained or sold by the Fund, and what portion of the Assets will be invested or held uninvested in cash.

(ii)	In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with applicable law, the Fund’s memorandum and articles of association, each as may be modified, amended or supplemented from time to time, the Prospectus, the instructions and directions of the Adviser and of the Board, and Parent ETF’s policies and procedures. The Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned documents to the extent not otherwise publicly available. The Sub-Adviser represents that it has adopted and implemented and will maintain in accordance with Rule 206(4)-7 under the Advisers Act, policies and procedures reasonably designed to (a) prevent violation by the Sub-Adviser and its supervised persons (as such term is defined by the Advisers Act) of the Advisers Act and the rules thereunder; and (b) to the extent that the Sub-Adviser’s activities or services could affect the Fund and prevent violation of applicable law by the Fund and the Sub-Adviser. Further, the Sub-Adviser shall maintain a disaster recovery and business continuity plan that is in accordance with applicable law and within industry standards.

(iii)	The Sub-Adviser shall determine the Assets to be purchased or sold by the Fund as provided in subparagraph (i) and will place orders with or through such persons, brokers or dealers chosen by the Sub-Adviser to carry out the policy with respect to brokerage as the Board or the Adviser may direct in writing from time to time, in conformity with all federal securities laws. The Sub-Adviser may also arrange for, in respect of the Fund, futures contract, derivative instrument and transaction, swap, spot or forward transaction (whether in relation to currency or any other property). The Sub-Adviser may open and maintain brokerage accounts of all types on behalf of and in the name of the Fund. The Sub-Adviser may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Sub-Adviser deems desirable and appropriate. Subject to the obtaining the best price and execution reasonably available and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), the Sub-Adviser is authorized to cause the Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Sub-Adviser has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to such Fund and to other Fund or clients for which the Sub-Adviser exercises investment discretion. The Sub-Adviser is authorized to direct portfolio transactions to a broker that is an affiliated person of the Adviser, Sub-Adviser or the Fund in accordance with such standards and procedures as may be approved by the Board in accordance with the 1940 Act and any applicable rules promulgated by the Securities and Exchange Commission (the “SEC”). The Sub-Adviser shall not divert the Fund’s portfolio transactions to a broker or dealer in consideration of such broker or dealer’s promotion or sales of shares of the Fund, Parent ETF, any other series of the Trust, or any other registered investment company. On occasions when the Sub-Adviser deems the purchase or sale of a security or other asset to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other assets to be purchased or sold to attempt to obtain a fair and reasonable result and efficient execution. Allocation of the securities or other assets so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner which the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients over time. The Adviser agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund. The Adviser also acknowledges that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund, and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships.

(iv)	The Sub-Adviser shall assist the Adviser and any other relevant service provider in connection with any portfolio lending activities by the Fund.

(v)	The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by U.S. law, except as otherwise required by applicable law or as otherwise maintained by the registered office of the Fund in the Cayman Islands. The Sub-Adviser shall timely furnish to the Adviser all information needed by the Adviser to keep any other books and records of the Fund. The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records.

(vi)	The Sub-Adviser shall provide the Fund’s custodian on each business day with information relating to all transactions concerning the Assets and shall provide the Adviser with such information upon request of the Adviser and shall otherwise cooperate with and provide reasonable assistance to the Adviser, the Fund’s administrator, the Fund’s custodian and foreign custodians, the Fund’s transfer agent and pricing agents and all other agents and representatives of the Fund. The Sub-Adviser shall not hold, or have custody of, any asset of the Fund (or the Fund’s documents of title, if any) on behalf of the Fund or the Sub-Adviser. The Sub-Adviser will also provide the Adviser with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws or regulations as may be reasonably requested.

(vii)	The Sub-Adviser shall, when explicitly directed by the Adviser or the Board and consistent with the best interests of the Fund, be responsible for exercising all rights of holders with respect to securities or other assets held by the Fund, including but not limited to: reviewing proxy solicitation materials, voting and handling proxies and converting, tendering exchanging or redeeming securities or other assets. The Sub-Adviser shall report to the Adviser in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX), including a record of all proxies not voted and/or voted inconsistently with Sub-Adviser’s proxy voting guidelines. The Sub-Adviser shall certify at least annually or more often as may reasonably be requested by the Adviser, as to the compliance of its proxy voting policies and procedures with applicable federal statutes and regulations. If the Adviser chooses to be responsible for voting any proxies for the Fund, the Sub-Adviser will immediately forward any proxy solicited by or with respect to the issuers of securities or other assets in which assets of the Fund are invested to the Adviser or to any agent of the Adviser designated by the Adviser in writing.

(viii)	The Sub-Adviser shall maintain books and records with respect to the Fund’s investment transactions and keep the Adviser fully informed on an ongoing basis of all material facts concerning the Sub-Adviser and its key investment personnel providing services to the Fund. The Sub-Adviser shall furnish to the Adviser, the Board or the Trust’s Board regular, periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser, Board or the Trust’s Board may reasonably request; and the Sub-Adviser will attend any meetings with the Adviser and/or the Board and/or the Trust’s Board, as reasonably requested, to discuss the foregoing. Upon the request of the Adviser, the Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser, the Fund or the Trust or sent to shareholders under applicable law.

(ix)	The Sub-Adviser shall monitor the Assets owned by the Fund and, in accordance with procedures established by the Board and/or the Trust’s Board, as amended from time to time, and in conjunction with the Adviser, promptly notify the Adviser and the Fund’s Fund Accounting Agent of Assets that the Sub-Adviser believes should be fair valued in accordance with the Fund’s or Trust’s Valuation Procedures. The Sub-Adviser will provide reasonable assistance in determining the fair value of the Assets, as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Adviser for which market prices are not readily available, it being understood that the Sub-Adviser will not be responsible for determining the value of any such Asset.

(x)	The Sub-Adviser shall provide reasonable assistance to the Adviser in the preparation of any regulatory filings and required disclosures relating to the Fund, as requested by the Adviser from time to time. The Sub-Adviser will promptly notify the Adviser if it becomes aware of any material misstatement or omission in the foregoing.

(xi)	The Fund agrees that any entity or person associated with Adviser or Sub-Adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund that is permitted by Section 11(a) of the Exchange Act, and the Fund consents to the retention of compensation for such transactions.

(xii)	Absent any written notice from the Adviser to the Sub-Adviser to the contrary, the Sub-Adviser shall be responsible for managing the entire portion of the Fund. Where it is not, the Sub-Adviser shall not consult with any other subadviser of such Fund concerning transactions for the Fund in securities or other assets; provided, that this shall not be deemed to prohibit the Sub-Adviser from consulting with any of its affiliated persons concerning transactions in securities or other assets. This also shall not be deemed to prohibit the Sub-Adviser from consulting with any of the other covered advisers concerning compliance with paragraphs and (b) of Rule 12d3-1 under the Investment Company Act.

2. Duties of the Adviser. The Adviser shall have responsibility for all services to be provided to the Fund pursuant to its Advisory Agreement with the Fund, including overseeing:

(a)	regulatory filings by the Fund;

(b)	compliance by the Fund;

(c)	custody of Fund assets; and

(d)	transfer agency in Fund shares.

The Adviser shall also oversee the Sub-Adviser’s provision of services under this Agreement.

3. Compensation. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, an advisory fee at the rate specified in Schedule A hereto. To the extent applicable, the fee will be calculated based on the average daily value of the Assets under the Sub-Adviser’s management and will be paid to the Sub-Adviser monthly. The Sub-Adviser may waive a portion of its fee, as permitted by law and agreed by the Adviser. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

4. Expenses. Each of the Adviser and Sub-Adviser will furnish, at its expense, all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for it to perform its duties under this Agreement and administrative facilities, including bookkeeping, and all equipment necessary for the fulfillment of its responsibilities under this Agreement.

5. Liability and Indemnification. Each Party (the “Indemnifying Party”) agrees, at its expense, to defend, indemnify and hold the other Party, its affiliates, officers, directors, employees and agents (collectively, the “Indemnified Parties”), harmless from any and all claims, demands, damages, costs, expenses, suits, actions, liabilities and losses (including, without limitation, reasonable attorneys’ fees and expenses) arising by virtue of, in connection with, or related to, the Indemnifying Party’s performance hereunder or execution hereof, except as such claims, losses or damages may result from the Indemnified Party’s gross negligence, bad faith, willful misconduct or reckless disregard of its duties. In no event shall either Party be liable to the other Party for any special, consequential or punitive damages arising under or related to this Agreement. The Indemnified Party shall not be liable to the Indemnifying Party in connection with the Indemnified Party’s performance or execution hereof except as a result of such Indemnified Party’s gross negligence, bad faith, willful misconduct or reckless disregard of its duties. No compromise or settlement by the Indemnifying Party of any action or proceeding related to the transaction contemplated hereby shall be effective unless it also contains an unconditional release of the Indemnified Party except to the extent related to the gross negligence, bad faith, willful misconduct or reckless disregard of its duties of the Indemnified Party. Notwithstanding anything to the contrary herein, the indemnification obligations under this paragraph shall survive the termination of this Agreement.

6. Representations and Warranties of Sub-Adviser. The Sub-Adviser represents and warrants to the Adviser and the Fund as follows:

(a)	The Sub-Adviser is registered as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect. The Sub-Adviser covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement, including National Futures Association (“NFA”) membership and registration as a Commodity Trading Adviser.

(b)	The Sub-Adviser will immediately notify the Adviser of the occurrence of any event that would substantially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Sub-Adviser from serving as an investment adviser of an investment company under applicable law, including any actions taken by the SEC to place any restrictions on, or suspend, reject or revoke any approval, quota or license that may be necessary or appropriate for the Fund’s operations or investment strategies, as set forth in the Fund’s registration statement, and as otherwise may reasonably be requested by the Adviser; or has commenced proceedings or an investigation that may result in any of these actions. The Sub-Adviser will promptly notify the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Fund, the Sub-Adviser or any of the aforementioned approvals, licenses or quotas and provide such information as reasonably requested by the Adviser regarding such matters;

(c)	The Sub-Adviser is fully authorized under all applicable law to enter into this Agreement and serve as Sub-Adviser to the Fund and to perform the services described under this Agreement;

(d)	The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its members, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;

(e)	This Agreement is a valid and binding agreement of the Sub-Adviser;

(f)	The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage; and

(g)	The Sub-Adviser is not an affiliated person of any depositary bank for any Depositary Receipts held by the Fund, except a depositary bank that is deemed to be affiliated solely because the Fund owns greater than 5% of the outstanding voting securities of such depositary bank.

7. Representations and Warranties of the Adviser. The Adviser represents and warrants to the Sub-Adviser as follows:

(a)	The Adviser is registered as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect. The Adviser covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement, including NFA membership and registration as a Commodity Pool Operator;

(b)	The Adviser will immediately notify the Sub-Adviser of the occurrence of any event that would substantially impair the Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Adviser from serving as an investment adviser of an investment company under applicable law;

(c)	The Adviser is fully authorized under all applicable law to enter into this Agreement and serve as Adviser to the Fund and to perform the services described under this Agreement;

(d)	The Adviser is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(e)	The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its members, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(f)	This Agreement is a valid and binding agreement of the Adviser; and

(g)	The Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

8. Duration and Termination.

(a)	Duration. This Agreement, unless sooner terminated as provided herein, shall become effective with respect to the Fund upon its execution and continue for two years after its initial effectiveness and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually by the Board or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of the Fund fail to approve the Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in the manner and to the extent permitted by applicable law.

(b)	Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty:

(i)	By vote of a majority of the Board, the Trust’s Board, or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser, in each case, upon sixty (60) days’ written notice to the Sub-Adviser;

(ii)	By the Sub-Adviser upon sixty (60) days’ written notice to the Adviser and the Board.

(iii)	By any party, to take effect immediately upon written notice to the other party, in the event that:

(A)	the license, approval, quota, authorization or consent held by any of the other parties which is required for the performance of its obligations under this Agreement or as described in Paragraph 1(a), is rejected, revoked, restricted, terminated or suspended;

(B)	any of the parties commits a material breach of this Agreement, which such material breach has not been cured by the breaching party within thirty (30) days from the date of notice from the other party of such material breach;

(C)	any step is taken with a view to the winding up, bankruptcy or administration of any party;

(D)	any adverse finding is made in respect of, or official sanction imposed on, any other party by any relevant regulatory authority which would be likely to affect its ability to perform its obligations under this Agreement; or

(E)	a relevant regulatory authority has held, or is likely to hold, any other party to be in breach of any regulatory or other duties in relation to this Agreement.

This Agreement shall terminate automatically and immediately in the event of breach of Clause 9 Confidentiality of this Agreement, or in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Fund. As used in this Section 8, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act or any rules or interpretations of the SEC or its staff thereunder.

9. Confidentiality. Except as otherwise set forth in this Agreement or any other agreement between the parties, each party shall keep the Confidential Information of the other party secret and confidential and shall use such Confidential Information only in accordance with the terms of this Agreement, and shall not (without the prior written consent of the other party) disclose any part of that Confidential Information to any person other than to its designated person who is mutually agreed by both parties in advance for getting access to that Confidential Information in order for the parties to perform their obligations or receive the benefit of rights under this Agreement except for the regulatory requests made to the Adviser and the Sub-Adviser arising from the applicable laws, including any demand of any regulatory or taxing authority having jurisdiction, except that the Sub-Adviser shall notify the Adviser prior to providing information in response to such a request or demand so as to allow the Adviser to respond appropriately. For the purpose of this Agreement, “Confidential Information” means in relation to any party all confidential and proprietary information (whether such information is in oral or written form or is recorded in any other medium) about or pertaining to any business initiatives or evaluation of any future business initiative, or the business of that party which it disclosed to the other party or its employee, or which is acquired by or otherwise comes to the knowledge of the other party or its employee in connection with this Agreement or any future exchange of information between the parties (including the performance by a party of its obligations hereunder). It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Fund, the Fund’s service providers, the Board, or such persons as the Adviser, subject to the Sub-Adviser’s written consent, may designate in connection with the Fund. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Sub-Adviser in connection with its obligation to provide investment advice and other services to the Fund. Except as required by applicable law or regulation, the terms of this Agreement, all non-public information pertaining to the establishment and on-going operation of the Fund and the actions of the Sub-Adviser and the Fund in respect thereof shall be considered as “Confidential Information.” Notwithstanding anything to the contrary herein, the confidentiality obligations under this paragraph shall survive the termination of this Agreement.

10. Exclusivity. The services of the Adviser and Sub-Adviser are not to be deemed exclusive, and the Adviser and Sub-Adviser and their directors, officers, employees and affiliates shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Sub-Adviser shall be deemed to be an independent contractor of the Adviser and Trust.

11. Supplemental Arrangements. The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Fund that would constitute an assignment or require approval of an advisory agreement pursuant to applicable law. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser.

12. Use of Name. The Sub-Adviser grants the Adviser use of the Sub-Adviser’s name(s), derivatives, logos, trademarks, service marks or trade names in connection with certain materials used in the ordinary course of business, such as prospectuses, financial reports, fund fact sheets, fund name and related materials, including advertising and marketing materials for the Fund. Such grant will be revoked as to future use as soon as this Agreement is terminated.

13. Amendments. This Agreement may be amended by mutual written consent, subject to approval by the Board and/or the Trust’s Board and in the manner required by applicable law.

14. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

15. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

16. Fund and Shareholder Liability. The Sub-Adviser agrees that any claims against or liabilities of the Fund shall be limited in all cases to the Fund and its assets. The Sub-Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Directors or any individual Director of the Fund.

17. Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:	Krane Funds Advisors, LLC 280 Park Avenue 32nd Floor New York, New York 10017

To the Sub-Adviser at:	Mount Lucas Index Advisers LLC 405 South State Street, Newtown, Pennsylvania 18940

18. Third Party Beneficiaries. The Sub-Adviser acknowledges that the Fund is a third-party beneficiary of this Agreement and that the Fund shall have the full right to enforce any and all provisions of this Agreement for its benefit and to pursue any breach of any provision of this Agreement or for any loss, damage, claim, liability arising due to any act or omission to the same extent as if the Fund itself were a party to this Agreement. For the avoidance of doubt, shareholders of the Fund or Parent ETF are not parties to, or intended (or “third-party”) beneficiaries of, this Agreement. To the maximum extent permitted by law, this Agreement is not intended to create in any individual shareholder or group of shareholders of the Fund or Parent ETF any right to enforce this Agreement or to seek any remedy under this Agreement, either directly or on behalf of the Fund or Parent ETF.

19. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

20. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

21. Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.

ADVISER:	SUB-ADVISER:

Krane Funds Advisors, LLC	Mount Lucas Index Advisers LLC

By:	By:
Name:	Name:
Title:	Title:

Schedule A
to the
Sub-Advisory Agreement
by and among
Mount Lucas Index Advisers LLC
and
Krane Funds Advisors, LLC
As of ___, 2026

Fund	Fee
KFA MLM Index, a Cayman Islands exempted limited company and a wholly-owned subsidiary of KraneShares Mount Lucas Managed Futures Index Strategy ETF	The Adviser shall pay the Sub-Adviser zero (0%) percent of average net assets of the Fund.
KraneShares MLM Commodity Long/Neutral Subsidiary, Ltd., a Cayman Islands exempted limited company and a wholly-owned subsidiary of KraneShares MLM Commodity Long/Neutral Index Strategy ETF	The Adviser shall pay the Sub-Adviser zero (0%) percent of average net assets of the Fund.

Sch. A-1